Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

A.S.V., INC.

at

$18.00 Net Per Share

Pursuant to the Offer to Purchase Dated January 28, 2008

by

TEREX MINNESOTA, INC.

a wholly-owned subsidiary of

TEREX CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, FEBRUARY 25, 2008, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Terex Minnesota, Inc., a Minnesota corporation (the “Purchaser”), a wholly-owned subsidiary of Terex Corporation (“Terex”), is making an offer to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of A.S.V., Inc., a Minnesota corporation (the “Company”) at a price per Share of $18.00 net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 28, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated January 28, 2008;
2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;
3.

Notice of Guaranteed Delivery, to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the Depositary for the Offer (the “Depositary”), by the expiration of the Offer;

4.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and
6.	Return envelope addressed to the Depositary.

We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 12:00 Midnight, New York City time, at the end of Monday, February 25, 2008, unless the Offer is extended. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 27, 2008 (except during any subsequent offering period of the Offer). During any subsequent offering period of the Offer (the “Subsequent Offering Period”), (i) no withdrawal rights will apply to Shares tendered during the Subsequent Offering Period and (ii) no withdrawal rights will apply to Shares that were tendered in the Offer prior to the Subsequent Offering Period and accepted for payment.

The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares that represents a majority of the total number of outstanding Shares on a fully diluted basis at the time of the expiration of the Offer, as well as various other conditions described in the Offer to Purchase.

The Offer is made in connection with the Agreement and Plan of Merger, dated as of January 13, 2008, by and among Terex, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, at the end of Monday, February 25, 2008. Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the expiration of the Offer must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when Certificates or book-entry confirmations are actually received by the Depositary.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than MacKenzie Partners, Inc. (the “Information Agent”), or the Depositary) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Terex Minnesota, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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